Exhibit 23.4
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements Form S-3 (File Nos. 333-120821 and 333-122611), and in the related Prospectuses and Form S-8 (File No. 333-111691) pertaining to the 2003 Equity Compensation Plan of First Potomac Realty Trust of our report date March 28, 2007, with respect to the statement of revenues and certain expenses of Park Central for the year ended December 31, 2005, included in the Current Report on Form 8-K dated on or about April 11, 2007 of First Potomac Realty Trust filed with the Securities and Exchange Commission.
/s/ Goodman and Company, L.L.P.
Norfolk, Virginia
April 10, 2007